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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*

                           Puma Technology, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               745887-10-9
                     ----------------------------------
                              (CUSIP Number)


   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter on disclosure provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 Page 1 of 5 pages

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CUSIP No. 745887-10-9                   13G                   Page 2 of 5 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
                          Stephen A. Nicol
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
                          US
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power      738,500
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power      738,500
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                          738,500
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                          6.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                          IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 5 pages


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CUSIP No. 745887-10-9                   13G                   Page 3 of 5 Pages


ITEM 1(A).  NAME OF ISSUER
            Puma Technology, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            2550 North First St., #500
            San Jose, CA 95131
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Stephen A. Nicol
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            2550 North First St., #500
            San Jose, CA 95131
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            U.S.
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            745887-10-9
-------------------------------------------------------------------------------


ITEM 3.     STATUS OF PERSON FILING
            Individual
-------------------------------------------------------------------------------


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        738,500
    ---------------------------------------------------------------------------

    (b) Percent of Class:

    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote

              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of

              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of

              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                Page 3 of 5 pages

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CUSIP No. 745887-10-9                 13G                 Page  4  of  5  Pages
          -----------                                          ---    ---

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

-------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP

-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

         Not applicable.

                                Page 4 of 5 pages

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CUSIP No. 745887-10-9                 13G                 Page  5  of  5  Pages


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: ______________________, 1997

                                       ----------------------------------------



                                Page 5 of 5 pages